EXHIBIT 12.1

                UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES

                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       (Dollars in Millions)

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                                                               Year Ended December 31,
                                                  -------------------------------------------------
                                                  1994       1993       1992       1991      1990
                                                  ----       ----       ----       ----      ----
Earnings before cumulative effect of
 accounting changes ........................      $ 125      $ 344      $ 197      $  75     $  491

Provision for income taxes .................        170        268        153        139         84

Minority interest ..........................         --         --          5          6         26
                                                  -----      -----      -----      -----      -----
    Earnings subtotal (a) ..................        295        612        355        220        601


Fixed charges included in earnings:
     Interest expense .....................         275        304        379        395        419
     Interest portion of rentals (b) ......          50         55         61         67         60
                                                  -----      -----      -----      -----      -----
        Subtotal ..........................         325        359        440        462        479

Earnings available before fixed charges ...       $ 620      $ 971      $ 795      $ 682     $1,080
                                                  -----      -----      -----      -----     ------
                                                  -----      -----      -----      -----     ------

Fixed charges:
     Fixed charges included in earnings ...       $ 325      $ 359      $ 440      $ 462     $  479
     Capitalized interest .................          30         30         34         40         10
                                                  -----      -----      -----      -----     ------
        Total fixed charges ...............       $ 355      $ 389      $ 474      $ 502     $  489
                                                  -----      -----      -----      -----     ------
                                                  -----      -----      -----      -----     ------
Ratio of earnings to fixed charges (a) ....         1.7        2.5        1.7        1.4        2.2

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(a)   Includes pretax asset write-downs of:       $  71      $  19      $  50      $ 106     $  127

      The ratio of earnings, excluding asset
       write-downs, to fixed charges would be:      1.9        2.5        1.8        1.6        2.5

(b)   Calculated as one-third of operating
       rental expense.


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